ACE*COMM REPORTS RESULTS FOR THE SECOND QUARTER OF FISCAL 2007

Corporate Highlights for the Quarter:

•	Significantly improved the company’s liquidity position. Ended the quarter with $1.2 million in cash and zero borrowing; reduced accounts payable and accrued expenses by almost $1.0 million as compared to the year ended June 30, 2006

•	Bell Aliant deployed Parent Patrol, a managed mobility and personalization service, under their “Cellular Manager” brand

•	Maintained a strong backlog at about $15 million

Gaithersburg, MD – February 6, 2007 - ACE*COMM Corporation (NASDAQ:ACEC), a global provider of value-added services and advanced operations support systems (OSS) solutions, today reported financial results for the quarter ended December 31, 2006, the second quarter of its 2007 fiscal year. The company reported revenues of $3.1 million for the quarter, which compares to $6.7 million for the comparable quarter of fiscal year 2006. Net loss for the quarter was $2.5 million, or $0.14 per share, compared to a net profit of $347 thousand, or $0.02 per share, for the same quarter of the prior year. These results are consistent with the preliminary results reported by the company on January 24, 2007.

“In this quarter, as in the previous one, we were affected by intensifying competition in our traditional OSS markets that historically have produced new orders for our products each quarter,” said ACE*COMM CEO George T. Jimenez. “Compounding this difficulty were continuing delays in certain core accounts reported earlier. The trend in the carrier OSS markets is showing a year-over-year decline, and consolidation among competitors is creating larger entities and more serious price competition. Last fiscal year we put together five profitable quarters and posted substantial year-over-year growth, but the first half of this year was far more difficult.”

“Anticipating the maturing OSS sector, we embarked on a strategy to leverage our established network expertise and technological superiority by creating new opportunities in the wireless market for value-added services, one of the fastest growing segments of the industry, and introduced our Service Delivery Platform and Patrol Suite of applications to address this space,” continued Mr. Jimenez. “Wireless carrier revenues are showing double-digit growth, and value added services for subscribers represent one of the strongest drivers of that growth. To date, we have made substantial progress in making a pronounced move into this space. Our technology has been accepted and is in operation in Bell Aliant, which is part of Bell Mobility, the largest wireless carrier in Canada.”

“To accelerate our penetration in the market for value added services, we signed partnership agreements with Alcatel-Lucent and another leading infrastructure provider, under which they are offering our Patrol Suite of service creation applications through their relationships with wireless providers worldwide,” Jimenez said. “Both in direct marketing and through our channel partners, our prospect list of carriers — that we believe will make decisions to purchase this technology in the upcoming months — is impressive.

“In light of these accomplishments, and considering that the OSS business decline is appearing earlier than we expected, and also consistent with statements in our January 24, 2007, preliminary earnings announcement, we are now planning a speedier shift of our business focus toward the emerging market opportunities we see in the wireless and broadband sector.

“Our accomplishments in the market reinforce our confidence in our strategy to establish a heightened focus on recurring-revenue market opportunities that address niches that have emerged for wireless, managed-mobility services,” Jimenez said. “We have identified a window of opportunity for value-added services that enable Tier 1 and Tier 2 wireless and broadband carriers to deliver differentiated, personalized services to grow and preserve their subscriber base. We have developed a plan to accomplish this transition more rapidly, and have delivered it to our Board for consideration.”

“The value-added services market continues to develop and shows strong potential for our product offering,” said ACE*COMM President Jim Greenwell. “We expect wireless carriers to move forward with their Parental Control offerings throughout this calendar year. Because of our efforts over the past 18 months, ACE*COMM is now well positioned to assist these carriers with their offering.”

“To respond to market dynamics in the OSS sector, we have also included in the plan a strategy to consolidate our footprint in the core business we have established, in both the carrier and enterprise sectors, and not only survive in these areas but grow our position,” said ACE*COMM CFO Steve Delmar. “We are a recognized innovator in these sectors and have the strongest base of customers of any provider we come up against. We are also experienced at growing niches in these markets and protecting our positions with superior technology. Our backlog for this base business sits at about $15 million and we believe we can strengthen our position in many of our current accounts accordingly.”

“We will be able to discuss more details on the plan following Board consideration and approval, and I appreciate the support of all those in our community of investors that have expressed their continuing confidence,” Jimenez said.

Earnings Call
ACE*COMM will host an earnings teleconference call on Tuesday, February 6, 2007 at 5:30 pm, Eastern Standard Time, to discuss the second quarter results. To participate, please call 866-227-1582. When prompted, enter the ACE*COMM reservation number 1037088. Internet users can hear a simultaneous live Webcast of the teleconference at www.acecomm.com or www.fulldisclosure.com. A taped replay of the call will be made available from the ACE*COMM Corporate Web Site after 8:30 pm, on Tuesday, February 6, 2007.

About ACE*COMM
ACE*COMM is a global provider of network business intelligence and advanced operations support systems (OSS) solutions for telecom service providers and enterprises. ACE*COMM’s solutions are applicable to a range of legacy through next-generation networks that include wired, wireless, voice, data, multimedia, and Internet communications networks. These solutions provide the analytical tools required to extract knowledge from operating networks—knowledge customers use for asset recovery and revenue assurance, cost reduction, improved operational efficiency, acceleration of time-to-market for new services, and more effective customer care.

For over 20 years, ACE*COMM technology has been effectively deployed for more than 300 customers, spanning over 4000 installations in 70 countries worldwide. ACE*COMM-installed products are currently enabling the success of customers and partners such as Alcatel-Lucent, AT&T, Cisco, General Dynamics, IBM, Level 3 Communications, Marconi, Motorola, Northrop Grumman, Siemens, and Unisys. Headquartered in the Washington, DC area, ACE*COMM has corporate offices in Australia, Canada, China, and the UK. ACE*COMM is an ISO 9001 compliant company. For more information, visit www.acecomm.com.

ACE*COMM, the ACE*COMM logo and Parent Patrol are registered trademarks of ACE*COMM Corporation. Except for historical information, the matters discussed in this news release include forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including, but not limited to: the failure of anticipated demand to materialize, delays or cancellations of orders due to various factors, including business and economic conditions in the U.S. and foreign countries; industry-wide slowdowns, any limitations on customers’ financial resources, the continued convergence of voice and data networks, the continuing success of the Company’s strategic alliances for product development and marketing, customer purchasing and budgetary patterns or lack thereof; pricing pressures and the impact of competitive products; the timely development and acceptance of new products; the Company’s ability to adequately support its operations, and other risks detailed from time to time in the Company’s Report on Form 10-Q and other reports filed with the Securities Exchange Commission.

Media Relations Contact:
Alice Ducq
alice.ducq@acecomm.com
Direct +1 301.721.3064

Investor Relations Contacts:
Jody Burfening/Harriet Fried
hfried@lhai.com
+1 212.838.3777

ACE*COMM CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands except share and per share amounts)

	December 31,	June 30,
	2006	2006
Assets

Current assets:
Cash and cash equivalents	$1,170	$946
Accounts receivable, net	4,730	10,981
Inventories, net	811	838
Deferred contract costs	7	18
Prepaid expenses and other	653	571

Total current assets	7,371	13,354
Property and equipment, net	777	787
Goodwill	386	522
Acquired intangibles, net	727	1,041
Other non-current assets	501	657

Total assets	$9,762	$16,361

Liabilities and Stockholders’ Equity

Current liabilities:
Borrowings	$—	$2,970
Accounts payable	800	1,114
Accrued expenses	1,271	1,661
Accrued compensation	594	885
Deferred revenue	4,169	3,617

Total current liabilities	6,834	10,247
Long-term notes payable	—	17

Total liabilities	6,834	10,264

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized,
none issued and outstanding	—	—
Common stock, $.01 par value, 45,000,000 shares authorized,
18,601,529 and 17,788,032 shares issued and outstanding	186	178
Additional paid-in capital	37,301	35,257
Other accumulated comprehensive loss	(29)	(91)
Accumulated deficit	(34,530)	(29,247)

Total stockholders’ equity	2,928	6,097

Total liabilities and stockholders’ equity	$9,762	$16,361

ACE*COMM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	For the three months ended		For the six months ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue
Licenses and hardware	$1,005	$3,196	$1,463	$6,651
Services	2,141	3,541	4,705	6,771

Total revenue	3,146	6,737	6,168	13,422
Cost of licenses and hardware revenue	503	413	806	1,483
Cost of services revenue	1,727	1,688	3,500	3,300

Total cost of revenue	2,230	2,101	4,306	4,783
Gross profit	916	4,636	1,862	8,639
Selling, general, and administrative	2,730	3,341	5,562	6,158
Research and development	676	914	1,456	1,951

Income (loss) from operations	(2,490)	381	(5,156)	530
Interest expense	47	33	126	83

Income (loss) before income taxes	(2,537)	348	(5,282)	447
Income tax (benefits) expense	1	1	1	1

Net income (loss)	$(2,538)	$347	$(5,283)	$446

Basic net income (loss) per share	$(0.14)	$0.02	$(0.30)	$0.03

Diluted net income (loss) per share	$(0.14)	$0.02	$(0.30)	$0.03

Shares used in computing net income (loss) per share:
Basic	18,006	16,886	17,724	16,814

Diluted	18,006	17,440	17,724	17,273